Exhibit 2.3.1

AGREEMENT OF SALE OF EQUITY CAPITAL WITH CONDITION PRECEDENT

By and between the undersigned:

Mr. Philippe Dumont
27, rue Custine 75018 Paris

The PROXIMA CENTAURI company
26 rue Anatole France
92300 Levallois Perret

Mr. Eric Baldini
7/8 square Ornano Résidence Ornano
75018 Paris

Mr. Jérôme Thermoz
7 rue de la France Mutualiste
92100 Boulogne Billancourt

Mr. Patrick Morel
Avenue Beausoleil,
Bouc Bel Air 13.320

Hereafter "the Promisors"

party of the first part,

And

The INTER-PARFUMS company
A Corporation with 12,649,362 in capital
With official domicile at 4 Rond Point des Champs Elysées 75008 Paris
Represented by Mr. Philippe Benacin

Hereafter "the Beneficiary"

party of the second part,

Together, hereafter ''the parties"

WHEREAS

Promisors directly own ONE HUNDRED (100) percent of the PROVERBE company, hereafter: "the Company", a limited liability company with capital of 19,200 with headquarters at sis 107 quai du Docteur Dervaux 92600 Asnières S/Seine, registered with the Registry of Commerce and Companies of Nanterre under number B 385.263.934.

The Company was registered on May 7, 1992.

The purpose of the company is: to perform marketing studies and provide consulting services based on language analysis, concept research, brand names, graphic identity, qualitative impact surveys and testing, and in general, the supply of any product or service related to communications or market studies.

The company's equity is divided into one thousand two hundred (1,200) fully paid and subscribed shares.

The company director at present is Mr. Philippe Dumont.

ORIGINAL OWNERSHIP

When the company was set up, the KAOS company contributed the sum of eighty thousand euros (80,000) and Mr. Philippe Dumont contributed the sum of forty thousand euros (40,000).

Following various sales of capital stock, the present ownership of the shares is as follows:

Mr. Philippe Dumont
owns 662 shares in the equity of PROVERBE

The PROXIMA CENTAURI company
owns 350 shares in the equity of PROVERBE

Mr. Eric Baldini
owns 60 shares in the equity of PROVERBE

Mr. Jérôme Thermoz
owns 120 shares in the equity of PROVERBE

Mr. Patrick Morel
owns 48 shares in the equity of PROVERBE

THE FOLLOWING IS THEREFORE AGREED

Clause 1 - Agreement to sell partnership shares

With the reservation of the condition precedent set forth hereunder,

Mr. Philippe Dumont
owns 622 shares in the equity of PROVERBE

The PROXIMA CENTAURI company
owns 350 shares in the equity of PROVERBE

Mr. Eric Baldini
owns 60 shares in the equity of PROVERBE

Mr. Jérôme Thermoz
owns 120 shares in the equity of PROVERBE

Mr. Patrick Morel
owns 48 shares in the equity of PROVERBE

agree irrevocably and jointly to sell to the Beneficiary who accepts and agrees irrevocably thereto, all ownership shares they own in the company, or ONE THOUSAND TWO HUNDRED (1,200) shares. (hereafter: "the shares" of the Company.

This subject of this agreement is the aforementioned shares and all those arising therefrom or that are substituted therefore following any operations that might affect said shares, such as, in particular, a merger, spin off, partial contribution of assets, a trade or conversion.

The Promisors declare to be owners in full of the Shares, which are the object of this purchase offer, that they have complete access to them and that they are not encumbered by any liability or any restriction of any kind whatsoever that would burden their free negotiability and they hereby commit themselves to make sure that these characteristics are maintained for the duration of the offer.

Once the condition precedent provided for in Clause 3 below is completely fulfilled, the sale of the shares may take place at any time until the expiration date of the sale agreement as set forth under Clause 4.

Such that the ownership of the capital of PROVERBE becomes the following:

SA INTER PARFUMS 100.00%

Clause 2 - Price

The overall fixed price of the sale of ONE THOUSAND TWO HUNDRED (1,200) shares, if this sales agreement is exercised, is ONE MILLION FOUR HUNDRED NINETY FOUR THOUSAND FIVE HUNDRED SIXTY EUROS (1,494,560), or ONE THOUSAND TWO HUNDRED FORTY-FIVE EUROS AND FORTY SIX CENTS (1,245.46) per share sold.

The payment of the price shall be made without restriction or reservation.

Clause 3 - Conditions precedent

The acceptance of this sales agreement is subordinated and the sale of the shares which are its purpose may only occur after the final fulfillment of the condition precedent presented below:

1) Final sale of SIX THOUSAND SEVEN HUNDRED SIXTY FIVE shares the SA NICKEL company to the INTER-PARFUMS company.

As long as all the conditions precedent are not fulfilled, the Beneficiary may not demand that the Promisors execute the present sale agreement.

Clause 4 - Term

The agreement to sell is granted for fifteen (15) days as of the day of signature of these presents.

After that date, the agreement shall be automatically lapsed without either of the parties having a right to compensation, and the Beneficiary may no longer avail itself thereof.

Clause 5 - Exercise of the Sell Option

Once the aforementioned condition precedent is fulfilled and with the reservation that the sale price is paid in full, the sale shall take place at the earliest on April 1, 2004 and at the latest on April 12, 2004 by the signing of an affidavit of fulfillment of the conditions precedent as the model in the ANNEX hereto, said sale being attended by all the parties in exchange for the payment of the price.

As soon as the conditions precedent are fully met, the sale of the Shares and payment in full thereof may occur at any time during the aforementioned period at the request of either of the parties. In the event of either party refusing to proceed with the sale or the purchase of Shares, the other party may request a forced sale, if necessary, by order of the judge of the [commercial] court in emergency proceedings. A fine of 5,000 for each late day as of April 13, 2004 shall furthermore be rightfully charged to the non-performing part(y)ies.

Clause 6 - Nullity of a Clause

The validity of the purchase offer in these presents and in other clauses would not be affected in the event one of the clauses of these presents were found null and void, for whatever reason. Said null clause would be replaced by a provision having the same effects, insofar as possible, as the preceding provisions.

Clause 7. Previous Agreements

These presents and the appendices hereto replace and cancel any other previous contract or offer in speaking or in writing between the parties regarding the content or interpretation of these presents.

Clause 8 - Applicable Law

This agreement is construed under French law.

Clause 9 - Jurisdiction

The undersigned agree that any difficulties that might arise regarding the validity, the interpretation, or the execution of this contract or any other difficulty regarding the calculation of the amounts possibly due on the basis of these presents, or concerning the interpretation or execution of these presents, shall be submitted by the express agreement of the parties, who are unable to settle the matter out of court, to the Courts under the competence of the Paris Court of Appeal.

Clause 9 - Election of Domicile

For the execution of these presents:

- Each of the Promisors elects domicile at their respective address as given at the beginning of this document.

- the Beneficiary elects domicile at 4 Rond Point des Champs Elysées 75008 Paris.

Clause 10 - Expenses

The expenses, fees and taxes relating to the sale of shares, if it occurs, shall be borne by the Beneficiary.

Executed in Paris

March 29, 2004

In as many originals as required by law and with one going to each of the parties hereto.

The Promisors

Mr. Philippe Dumont
The PROXIMA CENTAURI company
Mr. Eric Baldini
Mr. Jérôme Thermoz
Mr. Patrick Morel

The Beneficiary The INTER-PARFUMS company Represented by Mr. Philippe Benacin

ANNEX 1

MODEL OF AFFIDAVIT ON FULFILLING CONDITIONS PRECEDENT

AFFIDAVIT OF FULFILLMENT OF CONDITIONS PRECEDENT FOR THE OFFER TO PURCHASE SHARES OF MARCH 29, 2004

By and between the undersigned:

Mr. Philippe Dumont
27, rue Custine 75018 Paris

The PROXIMA CENTAURI company
26 rue Anatole France
92300 Levallois Perret

Mr. Eric Baldini
7/8 square Ornano Résidence Ornano
75018 Paris

Mr. Jérôme Thermoz
7 rue de la France Mutualiste
92100 Boulogne Billancourt

Mr. Patrick Morel
Avenue Beausoleil,
Bouc Bel Air 13.320

Hereafter "the Promisors"

party of the first part,

And

The INTER-PARFUMS company
A Corporation with 12,649,362 in capital
With domicile at 4 Rond Point des Champs Elysées 75008 Paris
Represented by Mr. Philippe Benacin

Hereafter "the Beneficiary"

party of the second part,

By private contract, attached hereto as an ANNEX and dated March 29, 2004, Paris, the Promisors have agreed to sell to the Beneficiary who so accepts the 1,200 shares of the PROVERBE company subject to a condition precedent.

By these presents, each of the parties note that the condition precedent has been fulfilled.

Therefore, the transfer by sale of the Shares that are the purpose of the Agreement referred to hereinabove has taken place according to the terms and criteria established in the March 29, 2004 document.

With the reservation that payment for the shares is made in full, the date of transfer of ownership and the enjoyment of the Shares is therefore the date of these presents.

In performance of Clause 2- Price, the Beneficiary pays the Promisors this day with checks made out to them, a total amount of ONE MILLION FOUR HUNDRED NINETY FOUR THOUSAND FIVE HUNDRED SIXTY EUROS (1,494,560), or ONE THOUSAND TWO HUNDRED FORTY FIVE EUROS and FORTY SIX CENTS (1,245.46) per share sold.

The Beneficiaries make full payment to the Promisor of the sale price of the shares pursuant to the aforementioned document of March 29, 2004.

Executed in Paris

On

In as many originals as required by law and with one going to each of the parties hereto and two for recording.

The Promisors

Mr. Philippe Dumont
The PROXIMA CENTAURI company
Mr. Eric Baldini
Mr. Jérôme Thermoz
Mr. Patrick Morel

The Beneficiary The INTER-PARFUMS company Represented by Mr. Philippe Benacin